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                                                                  EXHIBIT 99.1

NATIONAL CITY                                       National City Corporation
CORPORATION                                         Post Office Box 5756
                                                    Cleveland, OH 44101-0756
FOR MORE INFORMATION CONTACT:

                                                       NEWS RELEASE



                              Thomas A. Richlovsky
                              Senior Vice President and Treasurer
                              (216) 575-2126


                              Julie I. Sabroff
                              Assistant Vice President, Investor Relations
                              (216) 575-2467


                              For Immediate Release

 NATIONAL CITY INCREASES DIVIDEND AND ANNOUNCES STOCK REPURCHASE
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     CLEVELAND, Ohio--December 16, 1996--The Board of Directors of National City
Corporation (NYSE:NCC) today approved an increase in the quarterly cash dividend, and also authorized the repurchase of up to five million shares of common stock.

     The new quarterly dividend of $.41 per share, up from $.375 per share previously, will be payable February 1, 1997, to stockholders of record on January 10, 1997. The new dividend indicates an annual rate of $1.64 per share, up from $1.50 previously and 11.6% higher than the $1.47 per share paid in 1996. The dividend was last increased in July 1996, and has been increased semi-annually since 1993.

     The share repurchase authorization will enable the Corporation to acquire, in the open market or otherwise, up to five million shares of its issued and outstanding common stock, subject to a purchase limit of $275 million. All shares so repurchased will be held as Treasury shares for reissue in connection with the Corporation's dividend reinvestment and stock option plans, and for general corporate purposes. The shares will be acquired in accordance with applicable regulations of the Securities and Exchange Commission.

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     Commenting on these actions, David A. Daberko, chairman and chief executive officer, stated, "We have undertaken a thorough review of the capital requirements of our businesses in conjunction with our 1997 financial plan. We see continued strong earnings which result in capital generation in excess of expected balance sheet reinvestment requirements. The dividend increase reflects the positive earnings outlook, and the share repurchase program enables National City to provide for expected common share issuance requirements over the next year. Following these actions, National City will remain one of the most strongly capitalized companies in the industry."

     National City is a $50 billion diversified financial services company headquartered in Cleveland, Ohio. National City operates banks and other financial services subsidiaries primarily in Ohio, Kentucky, Indiana, and Pennsylvania.

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